Exhibit 99.2

Transcript: OCC –Q3 2023 Earnings Conference Call – 9/12/23 11:00 AM

C O R P O R A T E P A R T I C I P A N T S

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

(Operator Instructions) Good morning. My name is Angela, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation third quarter of fiscal year 2023 earnings conference call. (Operator Instructions) Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Angela.

Good morning, and thank you all for joining us for Optical Cable Corporation's third quarter of fiscal year 2023 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2023 in some additional detail. After Tracy's remarks, we will answer as many questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Before we discuss the third quarter, I want to note that yesterday was, of course, the anniversary of the September 11th attacks on our homeland. We are incredibly grateful for all of those who have served and those who continue to serve for their sacrifices for our country and our freedom. The OCC team is proud of the work we do to support our armed services and first responders. OCC is honored to be trusted with the responsibility of manufacturing and supplying our mission-critical products to our country's military, first responders and other essential workers, including healthcare facilities and hospitals.

And now, turning to the third quarter fiscal year 2023. With year-over-year increases in key metrics during the first nine months of fiscal year 2023, including net sales, gross profit, gross profit margin, operating income and net income, our results so far this year reflect the OCC team's hard work and success executing our strategy in a dynamic market. Looking at the third quarter of fiscal year 2023, our gross profit increased 6.4% and our gross profit margins also increased, even while our net sales decreased 2.5%, all when compared to the third quarter of fiscal year 2022.

Transcript: OCC –Q3 2023 Earnings Conference Call – 9/12/23 11:00 AM

In certain of our specialty markets, we continue to see robust demand for our diversified suite of mission-critical cabling and connectivity products and solutions, even while certain of our other targeted markets, like the enterprise and wireless carrier markets, are softening at this time, consistent with the industry trends.

One of OCC's core strengths is, and continues to be, our diversified revenue base with a broad range of industries and markets served, and we benefited from this diversification during the third quarter of fiscal 2023. Our sales order backlog and forward load remains at higher than typical levels, but had decreased by the end of the third quarter of fiscal year 2023, compared to the end of the second quarter of fiscal year 2023.

Looking forward, while certain of our markets are showing signs of continued softness, including our enterprise and wireless carrier markets, we believe certain of our other markets are showing signs of continued strength. We are continuing to monitor the evolving macroeconomic trends, industry trends, and potential risks that could impact our business. We are continuing to execute our strategic initiatives and are committed to capturing demand, driving growth, working safely and operating efficiently.

As we move into the fourth quarter of fiscal year 2023 and beyond, we are focused as ever on finishing the fiscal year strong, serving our valued customers and end users, and driving enhanced value for shareholders.

And with that, I will turn the call over to Tracy, who will review in additional detail our third quarter of fiscal year 2023 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the third quarter of fiscal year 2023 decreased 2.5% to $16.9 million compared to net sales of $17.4 million for the same period last year. Consolidated net sales for the first nine months of fiscal 2023 were $54.8 million, an increase of 11.9%, compared to net sales of $49 million for the same period last year.

During the third quarter and first nine months of fiscal 2023, we experienced an increase in net sales in our specialty markets compared to the same period last year, but this increase was partially offset by decreases in our enterprise market.

Net sales for the third quarter of fiscal year 2023 were negatively impacted by various macroeconomic pressures, risks and uncertainties as well as a brief shutdown in our manufacturing operations resulting from a cyber incident that occurred in June 2023. While certain of our markets are showing signs of continued softening, including our enterprise and wireless carrier markets, we believe there are positive indicators in certain of our other markets. Additionally, our manufacturing operations have returned to normal functionality after being impacted by the cyber incident that occurred in June 2023.

As Neil mentioned, our sales order backlog and forward load continues to remain at higher than typical levels, at approximately $6.8 million at the end of the third quarter of fiscal year 2023, compared to approximately $8 million at the end of the second quarter of fiscal 2023, and more than $12 million at the end of the fourth quarter of fiscal year 2022.

Turning to gross profit. Gross profit increased 6.4% to $5.1 million in the third quarter of fiscal 2023 compared to gross profit of $4.8 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 30.2% in the third quarter of fiscal 2023 compared to 27.7% in the third quarter of fiscal 2022.

Transcript: OCC –Q3 2023 Earnings Conference Call – 9/12/23 11:00 AM

OCC realized improved gross profit margins compared to the third quarter of fiscal year 2022 despite a comparable decrease in net sales levels. We attribute this margin improvement to gains in production efficiency as well as the impact of a more fully trained workforce.

Gross profit increased 32.6% to $18.4 million in the first nine months of fiscal 2023 compared to $13.9 million in the first nine months of fiscal 2022. Gross profit margin increased to 33.6% in the first nine months of fiscal 2023 compared to 28.3% in the first nine months of fiscal 2022.

Our gross profit margins tend to be higher when we achieve higher net sales levels due to our operating leverage as certain fixed manufacturing costs are spread over higher sales. We experienced improved gross profit margins when comparing the first nine months of fiscal year 2023 to the same period in 2022. We attribute this improvement to the positive impact of our operating leverage as sales levels increased, gains in production efficiencies, as well as the impact of a more fully trained workforce. Our gross profit margin percentages are also heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

SG&A expenses were $5 million in both the third quarters of fiscal year 2023 and 2022. SG&A expenses as a percentage of net sales were 29.3% in the third quarter of fiscal 2023 compared to 28.5% in the third quarter of fiscal 2022.

SG&A expenses increased to $16.1 million during the first nine months of fiscal year 2023 from $14.8 million for the first nine months of fiscal year 2022. In the first nine months of fiscal year 2023, SG&A expenses as a percentage of net sales were 29.3% compared to 30.1% for the same period of fiscal year 2022.

The increase in SG&A expenses during the first nine months of fiscal year 2023, compared to the same period last year, was primarily the result of increases in employee and contracted sales personnel related costs. Included in employee and contracted sales personnel related costs are employee incentives and commissions, which increased due to increased net sales, and the improved financial results during the first nine months of fiscal 2023.

OCC recorded net income of $101,000, or $0.01 per basic and diluted share, for the third quarter of fiscal 2023, compared to a net loss of $372,000, or $0.05 per basic and diluted share, for the third quarter of fiscal 2022.

OCC recorded net income of $3.3 million, or $0.42 per basic and diluted share, for the first nine months of fiscal year 2023 compared to a net loss of $1.5 million, or $0.20 per basic and diluted share, for the first nine months of fiscal year 2022.

In addition to improved sales and gross profit, the Company's results benefited from the gain on insurance proceeds received for damage to property and equipment, totaling $2 million, which was recorded as other income, net on the Company's statement of operations during the first nine months of fiscal year 2023.

During the second and third quarters of fiscal year 2023, we received insurance proceeds in connection with our office building and its contents at our Asheville facilities sustaining water damage from a burst pipe in the sprinkler system at the end of December 2022. In connection with this event, we recognized a gain on insurance proceeds received for damage to property and equipment during the first nine months of fiscal year 2023 totaling $2 million.

To the extent we incur expenses in future periods to restore, repair or replace damaged assets, we may recognize offsetting losses in those future periods. At this time, we do not expect future restoration and repair costs to exceed any insurance proceeds.

As of July 31, 2023, we had outstanding borrowings of $7.3 million on our revolver and $3.9 million in available credit. We also had outstanding loan balances of $4.3 million under our real estate term loans.

And with that, I'll turn the call back over to you, Neil.

Transcript: OCC –Q3 2023 Earnings Conference Call – 9/12/23 11:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now, if analysts or institutional investors have questions, we are happy to answer them. Angela, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) It appears there are no questions at this time. I will now turn the program back over to our presenters for additional remarks.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Angela. Aaron, I know we have some questions that have been submitted by individual investors. If you can walk us through those, I'd appreciate it.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Sure. Here's the first. There was a recent article in the Wall Street Journal about the building out of broadband to all types of rural areas in the USA. Might OCC be a beneficiary of this buildout? And also, might the increasing tension with China work to OCC's advantage in any way?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

First part of the question, OCC does have products that are used in broadband related applications. Generally, the broadband market has not been one of OCC's targeted markets for a number of reasons, however, we are following the developments and the potential opportunities in the broadband markets.

With respect to the second part of the question, as you/all listeners know, for sure, there's been more on-shoring of manufacturing in the US, and as a US manufacturer, we believe this trend provides us with additional opportunities.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Next question. The cash balance is always low at quarter end. Is it low throughout the quarter and does this cause any issues in regards to running the Company?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

I'm going to ask Tracy to answer that question, Aaron.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Sure. The cash balance reflects the way advances on and payments on our revolver work. Our accounts receivable collections pay down our revolver on a daily basis, which is not unusual, so we believe our revolver provides sufficient capital to meet our business needs. As you know, OCC benefits from a strong balance sheet with a current ratio of 3:1 at the end of the third quarter, even when excluding our restricted cash balance.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. That was the last question submitted before the deadline.

Transcript: OCC –Q3 2023 Earnings Conference Call – 9/12/23 11:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you. Thank you, Aaron.

We'd like to thank everyone for listening to our third quarter of fiscal year 2023 conference call today. As always, we appreciate your time and your investment in Optical Cable Corporation. Thank you.

Operator

This does conclude today's program. Thank you for your participation. You may disconnect at any time.